Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First Street
	San Jose, CA 95112-4598	May 4, 2011
For Immediate Release
Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES
FIRST QUARTER 2011 RESULTS
SAN JOSE, CA – California Water Service Group (NYSE: CWT) today announced net income of $2.7 million and earnings per share of $0.13 for the first quarter of 2011, which includes a favorable, one-time tax adjustment of $1.6 million, or $0.08 per share, compared to net income of $2.0 million and earnings per share of $0.10 for the first quarter of 2010.
     Revenue for the first quarter increased $7.9 million, or 9%, to $98.1 million compared to the first quarter of 2010. In the first quarter of 2011, the combined effect of the water revenue adjustment mechanism (WRAM) and modified cost balancing account (MCBA) added $6.1 million to revenue. The WRAM is a ratemaking mechanism that decouples water sales from revenues and the MCBA is an account that allows the utility to track and recover or refund changes in water production costs.
     Total operating expenses for the first quarter of 2011 increased $5.7 million, or 7%, to $88.2 million. Water production costs increased $1.5 million, or 5%, due primarily to increases in wholesaler water prices and higher pump taxes. Administrative costs increased $3.1 million, or 18%, to $20.5 million, due primarily to increases in employee wages and benefits costs. Other operations expenses increased $1.1 million, or 8%, to $14.6 million, as a result of increases in expenses for conservation, water treatment, and water quality.
     Maintenance expense increased 5%, or $0.2 million, to $5.2 million, compared to $5.0 million in the same period last year. Depreciation expense increased $1.8 million, or 17%, to $12.6 million, due to increases in utility plant and updated depreciation rates from the 2009 General Rate Case that became effective on

January 1, 2011. Income taxes for the first quarter of 2011 reflected a non-reoccurring, favorable adjustment of $1.6 million as a result of an accounting change in the tax depreciation method used in California which was approved during the quarter by the California Franchise Tax Board. The remaining difference in income taxes of $1.0 million was due to a decline in pre-tax income compared with the prior year.
     Other income, net of income taxes, increased by $0.6 million due to a decline in non-regulated expenses associated with potential acquisitions recorded during the first quarter of 2010 compared to the first quarter of 2011. Net Interest expense increased $2.1 million, or 37%, to $7.8 million, due to increased long-term debt interest from the November 2010 debt offering.
     According to President and Chief Executive Officer Peter C. Nelson, “We started 2011 with new rates in effect as of January 1st as a result of the 2009 General Rate Case. As anticipated, water revenues are significantly lower in the first quarter; and we expect that greater amounts of rate relief will be concentrated during the summer and fall months.”
     “In addition, we started 2011 funding an aggressive conservation program,” added Nelson. “Helping our customers save money and conserve water is a key goal for us, as outlined in the Commission’s updated Water Action Plan. The plan’s objectives are to maintain high water quality standards, strengthen water conservation, promote water infrastructure investment, streamline the Commission decision-making, provide for low-income ratepayers, and set rates that balance investment, conservation, and affordability,” he said.
     All stockholders and interested investors are invited to listen to the 2011 first quarter conference call on May 5, 2011, at 11:00 a.m. (EDT), by dialing 1-866-814-1914 and keying in ID# 1519942. A replay of the call will be available from 2:00 p.m. EDT on Thursday, May 5, 2011, through July 4, 2011, at 888-266-2081, ID# 1519942. The call, which will be hosted by Vice President and Chief Financial Officer Martin A. Kropelnicki and President and Chief Executive Officer Peter C. Nelson, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in 100 California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

	March 31,	December 31,
(In thousands, except per share data)	2011	2010
ASSETS
Utility plant:
Utility plant	$1,869,420	$1,843,766
Less accumulated depreciation and amortization	(561,055)	(549,469)

Net utility plant	1,308,365	1,294,297

Current assets:
Cash and cash equivalents	40,869	42,277
Receivables
Customers	21,231	25,813
Regulatory balancing accounts	15,004	14,784
Other	9,349	5,386
Unbilled revenue	15,216	13,925
Materials and supplies at average cost	6,072	6,058
Taxes, prepaid expense, and other assets	21,388	17,967

Total current assets	129,129	126,210

Other assets:
Regulatory assets	238,542	229,577
Goodwill	2,615	2,615
Other assets	36,460	39,367

Total other assets	277,617	271,559

	$1,715,111	$1,692,066

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$209	$208
Additional paid-in capital	217,813	217,517
Retained earnings	214,113	217,801

Total common stockholders’ equity	432,135	435,526
Long-term debt, less current maturities	478,974	479,181

Total capitalization	911,109	914,707

Current liabilities:
Current maturities of long-term debt	2,367	2,380
Short-term borrowings	28,860	23,750
Accounts payable
Trade and other	36,135	39,505
Regulatory balancing accounts	2,561	3,025
Accrued interest	11,020	4,651
Accrued expenses and other liabilities	36,562	34,037

Total current liabilities	117,505	107,348

Unamortized investment tax credits	2,244	2,244
Deferred income taxes, net	114,720	107,084
Pension and postretirement benefits other than pensions	163,087	155,224
Regulatory liability and Other	50,008	47,761
Advances for construction	186,388	186,899
Contributions in aid of construction	135,587	136,356
MTBE Settlement	34,463	34,443

	$1,715,111	$1,692,066

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

	March 31	March 31
For the Three-Months ended:	2011	2010
Operating revenue	$98,149	$90,272

Operating expenses:
Operations:
Water production costs	31,958	30,455
Administrative and General	20,502	17,444
Other operations	14,635	13,566
Maintenance	5,199	4,951
Depreciation and amortization	12,588	10,792
Income tax (benefit) expense	(1,241)	1,403
Property and other taxes	4,560	3,903

Total operating expenses	88,201	82,514

Net operating income	9,948	7,758

Other income and expenses:
Non-regulated revenue	4,333	3,422
Non-regulated expenses	(3,424)	(3,546)
Income tax (expense) benefit on other income and expenses	(366)	55

Net other income (expenses)	543	(69)

Interest expense:
Interest Expense	8,488	6,490
Less: capitalized interest	(716)	(819)

Net interest expense	7,772	5,671

Net income	$2,719	$2,018

Earnings per share
Basic	$0.13	$0.10

Diluted	$0.13	$0.10

Weighted average shares outstanding
Basic	20,848	20,778

Diluted	20,856	20,793

Dividends per share of common stock	$0.3075	$0.2975